Exhibit 10.3

CS-2

Opening Transaction

To:	Micron Technology, Inc. 8000 S. Federal Bay Boise, Idaho 83716-9632

A/C:	NTPA: YHNMP0
Credit Suisse International
From:	One Cabot Sqaure London E14 4QJ England

Re:	Issuer Capped Share Call Option Transaction

Ref. No:	53228855

Date:	May 17, 2007

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Credit Suisse International (“Dealer”) and Micron Technology, Inc. (“Counterparty”).  Dealer is acting as principal and Credit Suisse, New York Branch (“Agent”), its affiliate, is acting as agent for Dealer and Counterparty for the Transaction under this Confirmation.  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Dealer is not a member of the Securities Investor Protection Corporation.

1.     This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (Multicurrency — Cross Border) as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) New York law (without regard to the conflicts of law principles) as the governing law and (ii) US Dollars (“USD”) as the Termination Currency.  The parties hereby agree that no Transactions other than the Transaction to which this Confirmation relates and the other transaction between the parties with the same trade date regarding options on Shares with Reference Number 53228800 shall be governed by the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and the Definitions or the Agreement, as the case may be, this Confirmation shall govern.

2.     This Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 17, 2007

Components:

The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Expiration Date set forth in Annex A to this Confirmation. The exercise, valuation and settlement of the Transaction will be effected separately for each Component as if each Component were a separate Transaction under the Agreement.

Option Style:	European

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	Common Stock (par value $0.10 per Share) of Counterparty (Ticker: “MU”)

Number of Options:

For each Component, as provided in Annex A to this Confirmation; provided that if Morgan Stanley & Co. Incorporated (“MS&Co.”), as representative of the Underwriters named in the Underwriting Agreement dated May 17, 2007 between Counterparty and MS&Co. (the “Underwriting Agreement”), exercises the option to purchase additional 1.875% Convertible Senior Notes due June 1, 2014 (“Additional Convertible Notes”) pursuant to Section 2 of the Underwriting Agreement, the Number of Options for each Component shall be automatically increased, effective upon payment by Counterparty of the Additional Premium on the Additional Premium Payment Date, by a number of Options equal to the product of (x) the Number of Options for such Component as set forth in Annex A to this Confirmation and (y) a fraction, the numerator of which is the number of Additional Convertible Notes in denominations of USD1,000 principal amount issued pursuant to such exercise and the denominator of which is the number of Convertible Notes in denominations of USD1,000 principal amount issued prior to such exercise, subject to rounding as deemed appropriate by the Calculation Agent, and Calculation Agent will promptly provide Counterparty and Dealer a schedule setting forth the increased Number of Options for all Components.

Option Entitlement:	One Share per Option

Strike Price:	USD $14.2312.

Cap Price:	USD $23.0000.

Premium:	The premium for each Component shall be as provided in Annex A to this Confirmation; provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of

Options” above, Counterparty shall pay on the Additional Premium Payment Date an additional Premium (the “Additional Premium”) equal to the product of the number of Options by which the aggregate Number of Options for such Components is so increased and USD 2.21438. Dealer and Counterparty hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, following the payment of the Premium (including the Additional Premium, if any), in the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction and, as a result, Counterparty owes to Dealer the amount calculated under Section 6(e) of the Agreement (calculated as if the Transactions were terminated on such Early Termination Date were the sole Transactions under the Agreement) or (b) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 or the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

Premium Payment Date:	The Effective Date

Effective Date:	May 23, 2007 or such other date as agreed by the parties.

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Notes.

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges located in the United States on which the equity securities or equity-linked securities of Counterparty are traded.

Procedures for Exercise:

Expiration Time:	Valuation Time

Expiration Date:

As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that, notwithstanding anything to the contrary in the Equity Definitions, if that date is a Disrupted Day, the Calculation Agent may determine that the Expiration Date for such Component is a Disrupted Day in whole or in part, in which case the Calculation Agent shall, in its reasonable discretion, determine the number of Options for which such day shall be the Expiration Date and (i) allocate the remaining Options for such Expiration Date to one or more of the remaining Expiration Dates, (ii) designate the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder as the Expiration Date for such remaining Options, or (iii) a combination thereof; provided further that if the Expiration Date for a Component (including any portion of a Component whose Expiration Date was postponed as a result of clause (ii) or (iii) above) has not occurred as of the Final Disruption Date, (a) such Final Disruption Date shall be deemed to be the Expiration Date and Valuation Date for such Component, and (b) the Calculation Agent shall determine the VWAP Price for such Component on the basis of its good faith estimate of the trading value for the relevant Shares. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Final Disruption Date:	February 1, 2013.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) thereof in its entirety with the following: “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) thereof the following: “; in each case that the Calculation Agent determines is material.”

Exchange Business Day; Disrupted Day:

Sections 1.29 and 6.4 of the Equity Definitions are hereby amended by adding “, unless the Calculation Agent reasonably determines that any failure of such Exchange or Related Exchange to open does not have a material effect on the trading market for the Shares” following the words “regular trading sessions” in the third line thereof and the words “regular trading session” in the second line thereof, respectively.

Automatic Exercise:

Applicable; and means that the Number of Options for the relevant Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component if at such time such Component is In-the-Money, as determined by the Calculation Agent, unless Buyer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur with respect to such Component, in which case Automatic Exercise will not apply with respect to such Component. “In-the-Money” means, in respect of any Component, that the VWAP Price on the Expiration Date for such Component is greater than the Strike Price for such Component.

Seller’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Dealer.

Settlement Terms:

Settlement Method Election:

Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by replacing the term “Physical Settlement” with the term “Net Share Settlement”, (b) Counterparty must make a single irrevocable election for all Components and (c) such Settlement Method Election would be effective only if Counterparty represents and warrants to Dealer in writing on the date of such Settlement Method Election that none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares as of such date.

Electing Party:	Counterparty

Settlement Method Election Date:	The fifth Scheduled Trading Day prior to the scheduled Expiration Date for the first Component.

Default Settlement Method:	Net Share Settlement

Settlement Currency:	USD

VWAP Price:

For any Expiration Date or other Exchange Business Day, as displayed on Bloomberg Page “MU.N <Equity> AQR” (or any successor thereto) for the Counterparty with respect to the period between 9:30 a.m. to 4:00 p.m. (New York City time) on such day, as determined by Calculation Agent. If no price is available, or there is a Market Disruption Event on such Expiration Date or other Exchange Business Day, the Calculation Agent shall determine the VWAP Price in a commercially reasonable manner.

Net Share Settlement:

Settlement Date:

The Settlement Date shall be the third Scheduled Trading Day after the Expiration Date for the Component (or, in respect of all or part of its obligation to deliver the Number of Shares to be Delivered, such other earlier date or dates Dealer shall determine in its sole discretion).

Net Share Settlement:

If Net Share Settlement applies, on the Settlement Date for each Component, Dealer shall deliver to Counterparty a number of Shares equal to the sum of the Number of Shares to be Delivered for each Component to the account specified by Counterparty and cash in lieu of any fractional shares for each Component valued at the VWAP Price on the Expiration Date for such Component.

Number of Shares to be Delivered:	For any Component, subject to the last sentence of Section 9.5 of the Equity Definitions:

(i)  if the VWAP Price on the Expiration Date for such Component exceeds the Strike Price for such Component but is less than the Cap Price for such Component, a number of Shares equal to (i) the product of (A) the excess of such VWAP Price over such Strike Price, (B) the Number of Options for such Component and (C) the Option Entitlement, divided by (ii) such VWAP Price;

(ii)  if the VWAP Price on the Expiration Date for such Component equals or exceeds the Cap Price for such Component, a number of Shares equal to (i) the product of (A) the excess of such Cap Price over the Strike Price for such Component, (B) the Number of Options for such Component and (C) the Option Entitlement, divided by (ii) such VWAP Price; or

(iii) if the VWAP Price on the Expiration Date for such Component is less than or equal to the Strike Price for such Component, a number of Shares equal to zero.

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, as if Physical Settlement applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Shares.

Cash Settlement:

Cash Settlement Payment Date:	The Cash Settlement Payment Date shall be the third Scheduled Trading Day after the Expiration Date for each Component.

Cash Settlement:

If Cash Settlement applies, on the relevant Cash Settlement Payment Date for such Component, Dealer shall pay to Counterparty an amount equal to the sum of the Option Cash Settlement Amount for each Component to the account specified by Counterparty.

Strike Price Differential:	For any Component:

(i)  if the VWAP Price on the Expiration Date for such Component exceeds the Strike Price for such Component but is less than the Cap Price for such Component, an amount equal to the excess of such VWAP Price over such Strike Price.

(ii)  if the VWAP Price on the Expiration Date for such Component equals or exceeds the Cap Price for such Component, an amount equal to the excess of such Cap Price over the Strike Price for such Component; or

(iii) if the VWAP Price on the Expiration Date for such Component is less than or equal to the Strike Price for such Component, zero.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that under Section 11.2(e)(v) of the definition of Potential Adjustment Event the word “repurchase” shall be replaced with the word “tender offer”.

Extraordinary Events:

New Shares:

In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, the text in subsection (i) shall be deleted in its entirety and replaced with: “publicly quoted, traded or listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:

Modified Calculation Agent Adjustment and, for the avoidance of doubt, if the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia (“Foreign Issuer Shares”), then the Calculation Agent may choose to apply Cancellation and Payment to that portion of the consideration comprising Foreign Issuer Shares.

(b) Share-for-Other:

Cancellation and Payment (Calculation Agent Determination) on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration and, for the avoidance of doubt, if the Other Consideration includes (or, at the option of a holder of Shares, may include) Foreign Issuer Shares, then the Calculation Agent may choose to apply Cancellation and Payment to that portion of the Other Consideration comprising Foreign Issuer Shares.

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that (a) Section 12.1(d) of the Equity Definitions is hereby amended by replacing the words “10%” in the third line with “50%”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:

Cancellation and Payment (Calculation Agent Determination) on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration and, for the avoidance of doubt, if the Other Consideration includes (or, at the option of a holder of Shares, may include) Foreign Issuer Shares, then the Calculation Agent may choose to apply Cancellation and Payment to that portion of the Other Consideration comprising Foreign Issuer Shares.

(c) Share-for-Combined:	Component Adjustment

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) immediately following the word “that” in the sixth line thereof, adding the phrase “as a result of one or more of the circumstances listed in (A) and (B) above” and (iii) deleting clause (Y) thereof in its entirety.

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Not Applicable

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Dealer Payment Instructions:	To be provided by Dealer.

Counterparty Payment and Delivery Instructions:	To be provided by Counterparty.

3.     Calculation Agent:  Dealer; provided that all determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon a prior written request by Issuer, the Calculation Agent will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such a prior written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation; and provided further that no transferee of the Transaction in accordance with the terms of this Confirmation shall act as Calculation Agent with respect to such transferred Transaction without the prior consent of Counterparty, such consent not to be unreasonably withheld.

4. Offices:

(a)	The Office of Dealer for this Transaction is:

(b)	The Office of Counterparty for this Transaction is: 8000 S. Federal Bay, Boise, Idaho 83716-9632.

5. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

	To:	Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716
	Attn:	General Counsel
	Telephone:	(208) 368-4000
	Facsimile:	(208) 368-4540

	With a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
	Attn:	John A. Fore, Esq.
	Telephone:	(650) 493-9300
	Facsimile:	(650) 493-6811

(b)        Address for notices or communications to Dealer shall be transmitted exclusively through Agent at the following address:

To:	Credit Suisse, New York branch
Eleven Madison Avenue
New York, New York 10010-3629

Attn:

For payments and deliveries:
Telephone:	(212) 325 8678 / (212) 325 3213
Facsimile:	(212) 325 8175

For all other communications:

Telephone:	(212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886
Facsimile:	(212) 325 8173

6.     Representations, Warranties and Agreements:

(a)           In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)            On the Trade Date and on any Additional Premium Date (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)           Counterparty intends the Transaction to qualify as an equity instrument for purposes of EITF Issue No. 00-19.  Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including FASB Statements 128, 133 ( as amended), 149 or 150, EITF Issue No. 00-19, 01-6 or 03-6 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii)          Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(iv)          On the Trade Date and on any Additional Premium Date, without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v)           Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vi)          Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii)         On the Trade Date and on any Additional Premium Payment Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(viii)        (A) During each period starting on the first Expiration Date and ending on the last Expiration Date, in each case sharing a common Final Disruption Date (each a “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the relevant Settlement Period.

(ix)           During each Settlement Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(b)           Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c)           Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof.  Accordingly, Counterparty represents and warrants to Dealer and Dealer represents to Counterparty that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)           Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and/or “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”).  The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e)           Counterparty hereby agrees and acknowledges that the Transaction has not been registered with the Securities and Exchange Commission or any state securities commission and that the Options are being written by Dealer to Counterparty in reliance upon exemptions from any such registration requirements.  Counterparty acknowledges that all Options acquired from Dealer will be acquired for investment purposes only and not for the purpose of resale or other transfer except in compliance with the requirements of the Securities Act.  Counterparty will not sell or otherwise transfer any Option or any interest therein except in compliance with the requirements of the Securities Act and any subsequent offer or sale of the Options will be solely for Counterparty’s account and not as part of a distribution that would be in violation of the Securities Act.

7.     Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Notice Percentage as determined on such day is greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice or the first such Repurchase Notice after the initial Final Disruption Date, greater than 4.5%.  The “Notice Percentage” as of any day is the fraction (A) the numerator of which is the aggregate of the Number of Shares for all Components under this Transaction and all other Transactions and (B) the denominator of which is the number of Shares outstanding on such day.  In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 7, then Counterparty to the extent permitted by law agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider,” including without limitation any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Person is subject, including without limitation, Section 16 of the Exchange Act), relating to or arising out of such failure.  If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold harmless any Indemnified Person, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Person as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Person for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding (including any governmental or regulatory investigation) arising therefrom, whether or not such Indemnified Person is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.  Issuer will not be liable under this indemnity provision to the extent any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Dealer’s gross negligence or willful misconduct.

8.     Transfer or Assignment.  Neither party may transfer any of its rights or obligations under this Transaction without the prior written consent of the non-transferring party; provided that if at any time the Equity Percentage exceeds 9%, Dealer may immediately, in its sole discretion, transfer or assign a number of Options sufficient to reduce the Equity Percentage to 8.5% to any third party with (or with a guarantor that has) a rating for its long-term, unsecured and unsubordinated indebtedness of AA or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or Aa2 or better by Moody’s Investors Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Dealer.  If, in the discretion of Dealer, Dealer is unable to effect such transfer or assignment after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer, Dealer may designate any Scheduled Trading Day as an Early Termination Date and an Additional Termination Date shall be deemed to occur with respect to a portion (the “Terminated Portion”) of this Transaction, allocated to Components as Dealer determines in its discretion, such that the Equity Percentage following such partial termination will be equal to or less than 8.5%.  In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (ii) Counterparty shall be the Affected Party with respect to such partial termination and (iii) such portion of this Transaction shall be the only Affected Transaction.  The “Equity Percentage” as of any day is the fraction (A) the numerator of which is the number of Shares that Dealer or any of its affiliates that are subject to aggregation with Dealer beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.  Notwithstanding Section 7 of the Agreement, Counterparty may assign its rights and obligations under this Transaction, in whole or in part, on terms reasonably acceptable to both parties, without any payment being owed from Counterparty to Dealer.

9.     Extension of Settlement.   Dealer may divide any Component into additional Components and designate the Expiration Date, the Final Disruption Date and the Number of Options for each such Component if Dealer determines, in its reasonable discretion, that such further division is necessary or advisable to preserve Dealer’s hedging activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be compliant with applicable legal and regulatory requirements.

10.     Early Termination Right.  Counterparty may elect to terminate this Transaction, in whole or in part, prior to the relevant Expiration Date, on terms acceptable to both parties, and, if such termination occurs following the payment of the premiums for all Components, without any payment being owed from Counterparty to Dealer.

11.   Equity Rights.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

12.   Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or other date of termination, as applicable (“Notice of Share Termination”).  Within a commercially reasonable period of time following receipt of a Notice of Share Termination, Dealer shall deliver to Counterparty a number of Share Termination Delivery Units having a cash value equal to the amount of such Payment Obligation (such number of Share Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Share Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation) (the “Share Termination Alternative”).

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if Physical Settlement applied to the termination of the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).

13.   Set-Off.  The parties agree to amend Section 6 of the Agreement by replacing Section 6(f) in its entirety with the following:

“(f)  Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation).  Y will give notice to the other party of any set-off effected under this Section 6(f).

“Equity Contract” shall mean for purposes of this Section 6(f) any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules.

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest.  This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

14.   Amendment to Equity Definitions.  Solely for purposes of applying the Equity Definitions and for purposes of this Confirmation, any reference in the Equity Definitions to a Strike Price shall be deemed to be a reference to either of the Strike Price or the Cap Price, or both, as appropriate.

15.   Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

16.   Unwind.  In the event the sale of the Convertible Notes is not consummated with the initial purchasers pursuant to the Underwriting Agreement, for any reason by the close of business in New York on May 23, 2007 (or such later date as agreed upon by the parties which in no event shall be later than the third Scheduled Trading Day following May 17, 2007) (such date or such later date as agreed upon being the “Accelerated Unwind Date”), this Transaction shall automatically terminate (the “Accelerated Unwind”) on the Accelerated Unwind Date and (i) this Transaction and all of the respective rights and obligations of Dealer and Counterparty under this Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with this Transaction either prior to or after the Accelerated Unwind Date; provided that Counterparty shall reimburse Dealer for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position).  The amount of any such reimbursement shall be determined by Dealer in its sole good faith discretion.  Dealer shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date.  Dealer and Counterparty represent and acknowledge to the other that upon an Accelerated Unwind and the satisfaction of counterparty’s payment obligation, if any, as specified in this Section 16, all obligations with respect to this Transaction shall be deemed fully and finally discharged.

17.   Additional Provisions.  Counterparty understands and agrees that Agent will act as agent for both parties with respect to the Transaction.  Agent is so acting solely in its capacity as agent for Counterparty and Dealer pursuant to instructions from Counterparty and Dealer.  Agent shall have no responsibility or personal liability to either party arising from any failure by either party to pay or perform any obligation under the Transaction.  Each party agrees to proceed solely against the other to collect or recover any amount owing to it or enforce any of its rights in connection with or as a result of the Transaction.

Notwithstanding any provisions of the Agreement, all communications relating to the Transaction or the Agreement shall be transmitted exclusively through Agent at Credit Suisse, New York branch, Eleven Madison Avenue,  New York, New York 10010-3629.

18.   No Collateral by Counterparty.  No collateral is required to be posted by Counterparty in respect of this Transaction.

19.   Disposition of Hedge Shares.  Counterparty hereby agrees that if, in the reasonable judgment of counsel for the Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, use its commercially reasonable efforts to make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty customary in form for registered offerings of equity securities, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 18 shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, as requested by Dealer.

20.   Opinion of Counsel.  Counterparty shall deliver an opinion of counsel, dated as of the Trade Date, in substantially the form attached hereto as Annex B.

21.   Waiver of Trial by Jury.  EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES OR COUNTERPARTY OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

22.   Governing Law.  THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

23.   Regulatory Provisions.  Counterparty represents and warrants that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement.  Agent will furnish Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by Agent in connection with the Transaction evidenced hereby.

24.   .Role of Agent:

(a)           Credit Suisse, New York branch, in its capacity as Agent will be responsible for (i) effecting this Transaction, and (ii) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law.

(b)           Agent is acting in connection with this Transaction solely in its capacity as Agent for Dealer pursuant to instructions from Dealer.  Agent shall have no responsibility or personal liability to Dealer or Issuer arising from any failure by Dealer or Issuer to pay or perform any obligations hereunder, or to monitor or enforce compliance by Dealer or Issuer with any obligation hereunder, including, without limitation, any obligations to maintain collateral.  Each of Dealer and Issuer agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction.  Agent shall otherwise have no liability in respect of this Transaction.

(c)           Dealer is regulated by The Securities and Futures Authority and has entered into this Transaction as principal.

(d)           Dealer and Issuer each represents and agrees (A) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to this Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Agent at Credit Suisse, New York branch, Eleven Madison Avenue,  New York, New York 10010-3629.

Yours faithfully,

CREDIT SUISSE INTERNATIONAL

			By:	/s/ Laura Muir
				Name:	Laura Muir
				Title:	Authorised Signatory

			By:	/s/ Sayedur Khan
				Name:	Sayedur Khan
				Title:	Authorised Signatory

CREDIT SUISSE, NEW YORK BRANCH, AS AGENT FOR CREDIT SUISSE INTERNATIONAL

			By:	/s/ Yolanda Perez-Wilson
				Name:	Yolanda Perez-Wilson
				Title:	Assistant Vice President Complex Product Support

			By:	/s/ Christy Grant
				Name:	Christy Grant
				Title:	Assistant Vice President Operations

Agreed and Accepted By:

MICRON TECHNOLOGY, INC.

By:	/s/ W. G. Stover, Jr.
	Name:	W. G. Stover, Jr.
	Title:	Vice President of Finance and
Chief Financial Officer

[Confirmation Signature Page]